Exhibit 5.1

February 12, 2021

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

RE:	Onconova Therapeutics, Inc., Registration Statement on Form S-3 (File No. 333-237844)

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of (i) the preliminary prospectus supplement of the Company dated February 10, 2021, including the accompanying base prospectus dated May 18, 2020 (the “Base Prospectus”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 10, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), and (ii) the final prospectus supplement of the Company dated February 11, 2021, including the accompanying Base Prospectus, which was filed by the Company with the Commission on February 11, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”), relating to the offering and sale by the Company of up to 28,750,000 shares (the “Shares”) of its common stock, $0.01 par value (the “Common Stock”), which includes up to 3,750,000 shares of Common Stock that the underwriters have an option to purchase, pursuant to the underwriting agreement (the “Underwriting Agreement”), dated as of February 10, 2021, between the Company and Guggenheim Securities, LLC, as Representative of the several underwriters listed in Schedule I thereto.

In connection with this opinion letter, we have examined (i) the Company’s registration statement on Form S-3 (Reg. No. 333-237844) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act, which was declared effective on May 18, 2020, (ii) the Base Prospectus, (iii) the Underwriting Agreement, (iv) the Preliminary Prospectus Supplement, (v) the Prospectus, and (iv) originals, or copies certified or otherwise identified to our satisfaction, of the Tenth Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius llp

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001